Exhibit 10.49

[GENERAL MOLY LETTERHEAD]

November 6, 2007

Mr. Lee M. Shumway
430 Mountain City Highway, #12
Elko, NY 89801

Dear Lee:

Congratulations! General Moly is pleased to offer you the position of Director Business Process/Information Technology.  You will report to me.  The basic terms of our offer follow.  Your base salary will be $13,750 per month ($165,000 annually), paid semi-monthly.  In addition, you will be eligible for an annual bonus target of 25% of base pay based on the Company’s determination of your achievement of assigned objectives.

Assuming you choose to accept our offer, we would like to set a tentative start date of December 3, 2007.

You will be granted options to purchase 100,000 shares of Common Stock in the Company effective the date of your employment.  Shares will vest 50% each on the first and second anniversary of the grant date.  (You must be an employee of the Company in order for the options to vest.)  The exercise of options will be in accordance with a Stock Option Agreement and the Company’s 2006 Equity Incentive Plan.

In the event of a Change of Control of the company (see attached definition), you will receive two years of salary ($330,000) and vesting and acceleration of all stock options.

You are granted three weeks of vacation per year.  In accordance with current Company policy, vacation is accrued at the rate of ten (10) hours per month.

Your total compensation includes an opportunity to participate in the General Moly health benefit plans, and others as they become available, subject to the terms of the applicable plans.

Our offer and your employment are contingent upon satisfactory completion of a background check and drug screen.  As part of your employment paperwork, federal law requires that we verity your eligibility for employment in the United States.  You will need to present your original social security card or valid passport.

While we hope that you are with us for a long time, it is important that you understand that this is dependent upon both you and General Moly continuing to consider the employment relationship to be of mutual benefit.  Either you or General Moly may terminate the employment relationship at will at any time.

I look forward to working with you as a member of our General Moly team.  If you have any questions regarding this offer, please call me at (303)928-8593.

Very truly yours,

David Chaput
Chief Financial Officer

Accepted:	/s/ Lee M. Shumway	Date:	11/7/07

Lee Shumway
Offer Letter November 6, 2007

Change Of Control Definition

If your employment is terminated by the Company as a result of a “Change of Control,” the Company shall pay to you, upon tile effective date of the “Change of Control” event, two (2) years of your annual salary.  Furthermore, all granted stock options will vest upon the effective date of the closing of the Change of Control event.  For the purposes of this obligation a “Change of Control” shall mean:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company;

(2)           consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination;

(3)           a sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

(4)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.